EXHIBIT 16.1

                      [Arthur Andersen LLP Letterhead]




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 23, 2000

Dear Sir/Madam:

We have read the revised paragraph (a)(1)(iv) of Item 4 included in Amendment No. 1 to Form 8-K dated May 15, 2000 of ROHN Industries, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

KJK

Copy to:
Mr. Brian Pemberton, Chief Executive Officer
ROHN Industries, Inc.